Exhibit 99.1

news		Imation
1 Imation Way
Oakdale, MN 55128-3414
www.imation.com

Contact	Scott Robinson
Imation Corp.
Phone: 651-704-4311
Email: srobinson@imation.com
Imation Announces Changes to Board of Directors
Anthony (Tony) Brausen joins board, members Trudy A. Rautio and Theodore Bunting, Jr. to step down

Oakdale, Minn. - (BUSINESS WIRE) - August 8, 2014 - Imation Corp. (NYSE: IMN) today announced the addition of a new independent director, Tony Brausen, to its board of directors. Imation’s board will now have five members, four of whom are independent.
“Tony Brausen has more than 30 years of broad-based finance and management experience, and we are pleased to add him to the Imation board,” said L. White Matthews III, chairman of the board. Brausen joined The Mosaic Company in 2006 and is currently the senior vice president-finance there. “With his deep expertise from several global, public companies, Tony is an ideal candidate to lead our audit and finance committee. Moreover, he will be a great resource for the entire board and management team,” said Matthews.
Brausen said, “I am pleased to be joining the Imation board of directors and look forward to working with the Imation board and executive team.”
Prior to Mosaic, Brausen served in a range of senior finance and accounting roles at Tennant Company and International Multifoods Corporation. Brausen started his career at KPMG and holds an undergraduate degree from the University of St. Thomas; he has also completed the Minnesota Executive Program at the University of Minnesota and the Executive Financial Management program in the Graduate School of Business at Stanford University.
In implementing a long term plan to both reduce the size and cost of the board, Matthews said, “I would like to thank Trudy and Theo for their years of dedication to Imation. Both aided the Company through a pivotal time in our transformation. We wish them well with their future endeavors.”

About Imation Corp.
Imation (NYSE: IMN) is a global data storage and data security company. Our products and solutions help organizations and individuals store, manage and protect their digital content. Imation’s storage and security portfolio includes Nexsan high-density, archive and solid-state optimized unified hybrid storage solutions; IronKey mobile security solutions that address the needs of professionals for secure data transport and mobile workspaces; and consumer storage solutions, audio products and accessories sold under the Imation, Memorex and TDK Life on Record brands. Imation reaches customers in more than 100 countries through a powerful global distribution network. For more information, visit www.imation.com.